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                                                                 Exhibit (4)(57)

                      GUARANTEE PERIOD ACCOUNTS ENDORSEMENT

                       - MARKET VALUE ADJUSTMENT FEATURE -

PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS SURRENDERED, TRANSFERED OR APPLIED TO AN ANNUITY PAYMENT PLAN.

This endorsement is made part of the annuity contract to which it is attached. It modifies the contract, including any attached endorsements or optional riders, to describe and make provision for additional accounts available under the contract, called Guarantee Period Accounts, to which You may allocate purchase payments and/or Contract Values. This endorsement is subject to all of the provisions in the annuity contract and any attached endorsement or optional riders that do not conflict with the provisions of this endorsement. If there is any conflict between the provisions of the contract, including any attached endorsement or optional rider, and this endorsement, the Guarantee Period Accounts endorsement provisions take precedence.

                                   DEFINITIONS

GUARANTEE PERIOD ACCOUNTS

Guarantee Period Accounts are a separate account to which You may allocate purchase payments and Contract Values. We have established various accounts that have different time periods with guaranteed interest rates that vary by the length of the time period.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is a positive or negative adjustment assessed if any portion of a Guarantee Period Account is surrendered, transferred or applied to an annuity payment plan other than within the 30-Day time period ending on the last Day of the guarantee period. Exceptions are provided under the Market Value Adjustment Provision.

                            GUARANTEE PERIOD ACCOUNTS

The Guarantee Period Accounts are part of a nonunitized segregated asset account ("separate account"). We have established the separate account for the purpose of facilitating accounting and investment processes which We undertake in offering guaranteed interest for time periods You can select from those that are available. This separate account may not be charged with liabilities from any other separate account or Our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum purchase payment allocation or transfer into any Guarantee Period Account is shown under Contract Data.

The number and duration of Guarantee Period Accounts that We offer may vary over time, and We reserve the right to discontinue offering Guarantee Period Accounts. We declare and guarantee an interest rate for the entire time period of each Guarantee Period Account when You make an allocation or transfer to a Guarantee Period Account. We credit interest to Contract Values in the Guarantee Period Accounts daily. The period You select will determine the applicable interest rate that will be payable for the guarantee period. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Refer to the Transfers of Contract Values section for detailed transfer rules.

For each individual Guarantee Period Account, a Market Value Adjustment will not be applicable during the 30-Day time period ending on the last Day of the specified Guarantee Period Account's guarantee period. During this 30-Day window You may choose to do the following without a Market Value Adjustment:

1.   transfer value from the specified Guarantee Period Account to:

     - one or more Guarantee Period Accounts, subject to the minimum transfer limitations shown under Contract Data and the time periods We then offer, or

     - the Regular Fixed Account, subject to the transfer limitations shown under Contract Data, or

     -    any of the variable subaccounts; or

2. surrender the value from the specified Guarantee Period Account, subject to applicable surrender provisions; or

3. surrender this contract for the full surrender value, subject to applicable surrender


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     provisions; (If You have multiple Guarantee Period Accounts with different end dates, a Market Value Adjustment will apply to any Guarantee Period Account surrendered outside of its 30-Day window.) or

4. apply Your Contract Value after any rider charges have been deducted, less any purchase payment credits that are subject to reversal as described in the Purchase Payment Credits provision, to an annuity payment plan. (If You have multiple Guarantee Period Accounts with different end dates, a Market Value Adjustment will apply to any Guarantee Period Account applied to an annuity payment plan outside of its 30-Day window.)

We will notify You in writing at least 30 Days before the end of any guarantee period. If We do not receive any instructions by the end of Your guarantee period We will automatically transfer the value into a Guarantee Period Account with the shortest time period We then offer. If no Guarantee Period Accounts are offered, We will transfer the value to the Regular Fixed Account, if available. If the Regular Fixed Account is not available, We will transfer the value to the money market or cash management variable subaccount We designate.

MARKET VALUE ADJUSTMENT (MVA)

With respect to the Guarantee Period Accounts, any amount surrendered, transferred or applied to an annuity payment plan prior to the end of that guarantee period may be subject to an MVA. The MVA will be calculated by multiplying the amount surrendered, transferred or applied to an annuity payment plan by the formula described below:

Amount x (((1 + i)/(1 + j + m)) n/12 - 1)

Where: i = rate earned in the account from which funds are being transferred, surrendered or applied to an annuity payment plan

       j = current rate for a new guarantee period* equal to the remaining time period (rounded up to the next year) in the current guarantee period n = number of months remaining in the current guarantee period (rounded up to the next month)

       m = MVA Risk Factor shown under Contract Data

* If no Guarantee Period Accounts are offered, we will continue to set current rates using the same methodology used to set rates at the time Guarantee Period Accounts are discontinued. There will be no MVA in the following situations:

1.   death benefit;

2.   amounts deducted to pay fees or charges;

3. amounts surrendered, transferred or applied to an annuity payment plan from the Guarantee Period Accounts within the 30-Day time period ending on the last Day of the guarantee period;

4.   amounts transferred automatically under an asset allocation program, and

5. amounts surrendered under contract provisions that waive surrender charges for Hospital or Nursing Home Confinement and Terminal Illness Disability Diagnosis.

                               CONTRACT PROVISION
                                 MODIFICATIONS

Because of the addition of the Guarantee Period Accounts to Your contract, to the extent You choose to allocate purchase payments or Contract Values to Guarantee Period Accounts, several contract provisions are hereby modified by adding paragraphs to the provisions as described below.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR TEN DAYS.

If the amount refunded to You under this provision is based on Contract Value, such value shall include any positive or negative MVA.

REPORTS TO OWNER

This statement will also show the surrender value prior to an MVA and any MVA amount.

SPOUSE'S OPTION TO CONTINUE CONTRACT

Upon spousal continuation the Contract Value shall be equal to the death benefit that would otherwise have been paid without regard to the full surrender value.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

Prior to the Annuitization Start Date, the death benefit payment will never be less than the full surrender value.


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PAYMENT LIMITS

Additional Purchase Payments - The minimum purchase payment for a Guarantee Period Account is shown under Contract Data.

INTEREST CREDITED

Amounts transferred from the Special DCA Fixed Account to the Guarantee Period Accounts, through transfers to an asset allocation model, will begin earning interest at the current crediting rate for the Guarantee Period Accounts on the transfer date.

CONTRACT VALUE

The Contract Value definition and provision is modified to add Contract Value in the Guarantee Period Accounts. Any amounts transferred from any Guarantee Period Account are added to the Contract Value in the receiving account. Any amounts transferred to any Guarantee Period Account are subtracted from the transferring account.

CONTRACT VALUE IN THE GUARANTEE PERIOD ACCOUNTS

The Contract Value in Guarantee Period Accounts at any time will be:

1. the sum of the purchase payments and any purchase payment credits allocated to the Guarantee Period Accounts, plus interest credited; plus

2. any amounts transferred to the Guarantee Period Accounts, plus interest credited; less

3.   any amounts transferred from the Guarantee Period Accounts; less

4. any amounts deducted from the Guarantee Period Accounts for surrenders, contract administrative charges or any rider charges.

TRANSFERS OF CONTRACT VALUES

TRANSFERS TO GUARANTEE PERIOD ACCOUNTS: Subject to other Contract Value transfer rules and limits including transfers to and from the Regular Fixed Account, You may transfer values to the Guarantee Period Accounts. Guarantee Period Accounts may not be included in any dollar cost averaging arrangement other than transfers from the Special DCA Fixed Account to an asset allocation model that contains Guarantee Period Accounts. Transfers from the Special DCA Fixed Account to Guarantee Period Accounts outside of an asset allocation model are not allowed.

The minimum amount that may be transferred to a Guarantee Period Account is shown under Contract Data.

TRANSFERS FROM GUARANTEE PERIOD ACCOUNTS:

You may transfer values from any Guarantee Period Accounts, anytime after 60 Days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any amounts transferred prior to the 30-Day window at the end of the applicable guarantee period will include an MVA. If a transfer to the Regular Fixed Account is made, no transfers from a variable subaccount or Guarantee Period Account to the Regular Fixed Account may be made for six months after such a transfer. Transfers to the Regular Fixed Account are subject to other restrictions as stated in Your contract.

You may not transfer values from any Guarantee Period Account into the Special DCA Fixed Account. If You terminate automated transfers from the Special DCA Fixed Account, no transfers may be made from any Guarantee Period Account to the Regular Fixed Account for six months after termination.

We reserve the right to not accept transfers to or from the Guarantee Period Accounts.

RULES FOR SURRENDER

For surrenders from the Guarantee Period Accounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender provision.

SURRENDER VALUE

The full surrender value at any time is modified to add any positive or negative MVA.

For a partial surrender, We will determine the amount of Your Contract Value that needs to be surrendered, which after any surrender charge and any positive or negative MVA, will equal the amount You requested.

SURRENDER CHARGE

When we determine Your surrender charge, the amount the Contract Value is reduced by the surrender (PS) and the Contract Value prior to the surrender (CV) include any positive or negative MVA on amounts being surrendered. In the definition of "contract earnings," Contract Value includes any positive or negative MVA on amounts being surrendered.


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ANNUITY PAYMENT

The amount applied to an annuity payment plan will include any positive or negative MVA on the Annuitization Start Date.

ALLOCATION OF CONTRACT VALUES TO PROVIDE FIXED AND VARIABLE PAYMENTS

The Guarantee Period Accounts are not available on and after the Annuitization Start Date.

EFFECTIVE DATE

This endorsement is issued and effective as of the contract date of the contract unless a different date is shown here.

TERMINATION PROVISION

Termination of the contract for any reason will terminate the endorsement.

RIVERSOURCE LIFE INSURANCE COMPANY


Thomas Moore
Secretary


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